Exhibit 5.2

November 18, 2013

Steven J. Helmers, Esq.

General Counsel

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re: Black Hills Corporation

Registration Statement on Form S-3, as amended

File No. 333-175021 (the “Registration Statement”)

Dear Mr. Helmers:

You are acting as counsel for Black Hills Corporation, a South Dakota corporation (the “Company”), in connection with the Registration Statement and with respect to the issuance and sale by the Company of $525 million aggregate principal amount of 4.250% Notes due 2023 (the “Securities”) offered pursuant to that certain Prospectus Supplement dated November 14, 2013 (the “Prospectus Supplement”) and the accompanying Prospectus dated June 20, 2011. The Securities are to be issued under an Indenture, dated as of May 21, 2003, by and between the Company and Wells Fargo Bank, National Association, as successor Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of May 21, 2003, between the Company and the Trustee, a Second Supplemental Indenture dated as of May 14, 2009, between the Company and the Trustee, a Third Supplemental Indenture to be dated as of July 16, 2010, between the Company and the Trustee, and a Fourth Supplemental Indenture to be dated as of November 19, 2013, between the Company and the Trustee (collectively, the “Indenture”).

As such counsel, you are furnishing an opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”). In connection with such opinion, you have asked us to opine with respect to certain matters governed by New York law and the federal laws of the United States of America.

We have examined or are otherwise familiar with the Registration Statement, the Indenture, the Articles of Incorporation and the Amended and Restated Bylaws of the Company and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that upon due execution, issuance, and delivery of the Securities pursuant to the Indenture, and due authentication of the Securities by the Trustee under the Indenture, the Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, receivership, and other laws of general application affecting the enforcement of creditors’ rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

The foregoing opinions assume that (a) the Prospectus Supplement has become effective under the Act, (b) the Company is duly organized, validly existing, and in good standing under the laws of the State of South Dakota, (c) the consideration designated in that certain Underwriting Agreement dated November 14, 2013 (the “Underwriting Agreement”) by and among the Company and the Representatives (as defined in the Underwriting Agreement) shall have been received by the Company in accordance with applicable law, and (d) the Indenture and Securities have been duly authorized, executed, and delivered by all parties thereto (including the Company), and each such party shall have complied with all legal requirements pertaining to its status as such status relates to the right to enforce the Indenture and the Securities against it and shall have satisfied those legal requirements applicable to it to the extent necessary to make the Indenture and the Securities enforceable against it.

We have relied as to certain relevant facts upon certificates of public officials and certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon such certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in it, (d) the absence of any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence, (e) the compliance of the conduct of the parties to the referenced instrument or agreement with any requirement of good faith, fair dealing, and conscionability, (f) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, or qualify the terms of any instrument or agreement relevant hereto, (g) the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with, or constitute a default under any agreement or instrument to which the Company or its properties is subject, and (h) the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York and the federal laws of the United States of America in connection with the transactions contemplated by the Indenture, Securities and the Registration Statement.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (iv) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (v) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract, (vi) may require mitigation of damages, and (vii) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

Our opinions set forth herein are limited to the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to being named in the Prospectus Supplement under the caption “Legal Opinions” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,
FAEGRE BAKER DANIELS LLP
/s/ John R. Marcil